Exhibit 99.1

INSTRUMENT OF AMENDMENT FOR

PIEDMONT NATURAL GAS COMPANY, INC.

401(k) PLAN

THIS INSTRUMENT OF AMENDMENT (this “Instrument”) is made and entered into as of the 18th day of September, 2012, by PIEDMONT NATURAL GAS COMPANY, INC., a North Carolina corporation (the “Company”).

Statement of Purpose

The Company maintains the Piedmont Natural Gas Company, Inc. 401(k) Plan (the “Plan”). The Company desires to amend the Plan to change the eligibility in connection with a conversion of the human resource information system. In Section 9.01 of the Plan the Company has reserved the right to amend the Plan in whole or in part at any time.

NOW, THEREFORE, the Company does hereby declare that the Plan is amended to read as follows:

1. Effective as of January 1, 2012, Section 2.01(b) of the Plan is amended in its entirety to read as follows:

“(b) Entry Date Schedule. The Entry Date shall be the first day following attainment of age eighteen (18) and the completion of 30 continuous days of employment.”

2. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Kevin M. O’Hara
Name: Kevin M. O’Hara
Title: SVP – Chief Administrative Officer

“Company”